U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                   FORM 12b-25


                           Commission File No. 0-32593


                           NOTIFICATION OF LATE FILING
                                  (Check One):


 [X] Form 10KSB   [ ] Form 20F   [ ] Form 11K   [ ] Form 10QSB   [ ] Form N-SAR


                         For Period Ended: May 31, 2008


                      [ ] Transition Report on Form 10-KSB
                      [ ] Transition Report on Form 20-F
                      [ ] Transition Report on Form 11-K
                      [ ] Transition Report on Form 10-QSB
                      [ ] Transition Report on Form N-SAR


                        For the Transition Period Ended:


Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Not applicable.

________________________________________________________________________________

PART I - REGISTRANT INFORMATION
________________________________________________________________________________

Full Name of Registrant:            GENEVA RESOURCES, INC.

Former Name if Applicable:

Address of Principal Executive
Office (Street and Number):         2533 N. Carson Street, Suite 125

City, State and Zip Code:           Carson City, Nevada 89706

________________________________________________________________________________

PART II - RULES 12b-25(b) and (c)
________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

________________________________________________________________________________

PART III - NARRATIVE
________________________________________________________________________________

State below in reasonable detail the reasons why the Form 10-KSB, 20-F, 11-K, 10-QSB or N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

Management of Geneva Resources, Inc. a Nevada corporation (the "Company"), deems additional time is necessary in order to fully compile the necessary financial information and adequately complete its financial statements required to prepare its Annual Report on Form 10-KSB for the year ended May 31, 2008. Management deems it necessary that additional time be provided based upon its recent settlement negotiations and consummation of a release with Petaquilla Minerals Ltd. regarding its San Juan Property. Management anticipates the filing of its Annual Report within the extension period provided.

________________________________________________________________________________

PART IV - OTHER INFORMATION
________________________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification: Diane D. Dalmy 303.985.9324

(2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months o for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no, identify report(s).
                                 [X] Yes [ ] No.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________


                             GENEVA RESOURCES, INC.
                  ____________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 28, 2008                          By: /s/ MARCUS JOHNSON
     ________________                          _________________________________
                                               Marcus Johnson
                                               President/Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).